Exhibit 99.1

The New York Times Company Reports 2009 Fourth-Quarter and Full-Year Results

NEW YORK--(BUSINESS WIRE)--February 10, 2010--The New York Times Company announced today 2009 fourth-quarter and full-year results.

  Operating profit excluding depreciation, amortization, severance and the special items discussed below grew 10.9 percent to $157.6 million in the fourth quarter of 2009 compared with $142.1 million in the fourth quarter of 2008. On a GAAP basis, the Company had an operating profit of $136.0 million compared with $63.0 million in the fourth quarter of 2008.
  Operating costs excluding depreciation, amortization and severance declined 16.3 percent in the fourth quarter of 2009 versus the fourth quarter of 2008. On a GAAP basis, the Company’s operating costs declined 15.5 percent in the fourth quarter of 2009 versus the fourth quarter of 2008. For the year operating costs declined by approximately $475 million as a result of reductions in nearly all major expense categories.
  Diluted earnings per share from continuing operations excluding severance and special items were $.44 per share in the fourth quarter of 2009 compared with $.36 per share in the same period of 2008. On a GAAP basis, the Company had diluted earnings per share from continuing operations of $.48 per share in the fourth quarter of 2009 compared with $.19 per share in the fourth quarter of 2008.
  The Company has reduced its debt by over $290 million to $769 million from its balance at the end of 2008 of $1.059 billion. As of the end of the quarter, excluding $67 million in letters of credit, there were no outstanding borrowings under the Company’s $400 million revolving credit facility.

Total revenues were down 11.5 percent in the quarter, a significant improvement from the third quarter decline of 16.9 percent.

“We were pleased to see advertisers increase their rate of spending across our newspapers, Web sites and other platforms as advertising trends improved during the fourth quarter,” said Janet Robinson, president and CEO. “Our results also reflect our ability to restructure our cost base, introduce new products and innovations, leverage our brand strength and extend our reach to new audiences.

“In the fourth quarter total advertising revenues declined approximately 15 percent compared with the fourth quarter of 2008, as a 20 percent decrease in print advertising was offset in part by growth in digital advertising, which rose nearly 11 percent. While the advertising market remains challenging, the rate of decline across the major advertising categories – national, retail and classified – lessened as the quarter progressed.

“Circulation revenues increased 2 percent as we were able to command higher subscription and newsstand prices at The New York Times and The Boston Globe. This growth demonstrates the strong demand and loyalty for our high quality news and information in print, even as the content marketplace becomes increasingly digital.

“Once again we were encouraged by the strong performance at the About Group, whose fourth-quarter operating profit rose 80 percent to $18 million. The Group’s advertising revenues grew 23 percent on healthy gains in both cost-per-click and display advertising.

“We continued to capitalize on our ability to aggressively manage our expenses, as evidenced in an approximately 16 percent decline in operating costs. And we remain focused on securing strong performance on costs as we continue to reposition our Company for the evolving media marketplace.

"Looking ahead, visibility remains limited for advertising. In the first quarter of 2010, we expect the rate of decline for print advertising to continue to improve modestly from the fourth quarter of 2009, while digital advertising is expected to perform in line with the fourth-quarter level.

“Lastly, we have begun taking steps to enhance our digital strategy by planning to introduce a paid model for NYTimes.com in 2011, to create an additional revenue stream while preserving our robust advertising business. We continue to embrace innovative new platforms and devices that provide rich experiences for our content.”

Discontinued Operations

In October 2009, the Company completed the sale of WQXR-FM, its New York City classical radio station, for gross proceeds of approximately $45 million. The Company recorded a pre-tax gain on the sale of $34.9 million ($19.5 million after tax, or $.13 per share). The results for WQXR-FM, which had previously been included in The New York Times Media Group, are now classified as discontinued operations for all periods presented. The Company has made reclassifications in all periods presented to reflect this change.

Comparisons

All quarterly and annual comparisons exclude the results of WQXR-FM. The operations of City & Suburban (C & S), the Company’s retail and newsstand distribution subsidiary, which closed in early January 2009, are included for the entire fourth quarter of 2008. The effect of the C&S closure on the Company’s 2009 fourth-quarter results compared with the fourth quarter of 2008 was a decrease in other revenues of approximately $20 million, circulation revenues of approximately $1 million and operating costs of approximately $31 million.

The fourth-quarter 2009 results from continuing operations included the following special items:

  A $56.7 million ($32.4 million after tax or $.22 per share) pension curtailment gain resulting from the freezing of benefits under various Company-sponsored qualified and non-qualified pension plans.
  An $18.3 million ($10.5 million after tax or $.07 per share) charge for a loss on leases ($14.8 million) and a fee ($3.5 million) for the early termination of a third-party printing contract. The lease charge includes an $8.3 million loss on a lease for office space at The New York Times Media Group as well as an adjustment of $6.5 million to the estimated loss on leases recorded in the first quarter associated with the C & S closing.
  A $4.2 million ($2.6 million after tax or $.01 per share) charge for a write-down of assets due to the reduced scope of a systems project.

The fourth-quarter 2008 results from continuing operations included the following special item:

  A non-cash charge of $19.2 million ($10.7 million after tax, or $.07 per share) for the write-down of an intangible asset at the International Herald Tribune, whose results are included in The New York Times Media Group.

In addition to these special items, the Company had severance costs of $24.6 million ($14.3 million after tax or $.10 per share) in the fourth quarter of 2009 compared with $24.1 million ($13.7 million after tax or $.10 per share) in the fourth quarter of 2008.

Unless otherwise noted all comparisons are for the fourth quarter of 2009 to the fourth quarter of 2008. This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Fourth-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 11.5 percent to $681.2 million from $769.5 million primarily due to lower print advertising. Advertising revenues decreased 14.7 percent; circulation revenues rose 2.4 percent; and other revenues decreased 37.0 percent, mainly because of the closure of C & S. Excluding the operations of C & S, total revenues decreased 9.0 percent, circulation revenues increased 3.0 percent and other revenues decreased 11.7 percent.

Operating Costs

Operating costs decreased 15.5 percent to $580.7 million from $687.4 million. Depreciation and amortization decreased to $31.3 million from $35.9 million in the fourth quarter of 2008.

Excluding depreciation, amortization and severance, operating costs were down 16.3 percent to $524.9 million from $627.4 million as reductions occurred in nearly all major expense categories as a result of cost-saving initiatives, including the closure of C & S. In addition, newsprint expense declined 48.2 percent, with 34.5 percent from lower pricing and 13.7 percent from lower consumption.

Fourth-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 12.8 percent to $644.8 million from $739.7 million mainly as a result of lower print advertising and the closure of C & S. Excluding C & S, total revenues decreased 10.2 percent.

Advertising revenues decreased 17.1 percent mainly due to weakness in print advertising across the News Media Group. Print advertising declines of 20.0 percent were offset in part by a 4.1 percent growth in online advertising.

Circulation revenues increased 2.4 percent, mainly because of higher subscription and newsstand prices at The New York Times and The Boston Globe, offset in part by volume declines across the News Media Group and the closure of C & S. Excluding C & S, circulation revenues increased 3.0 percent.

Other revenues decreased 38.0 percent due in large part to the closure of C & S. Excluding C & S, other revenues decreased 12.2 percent mainly because of lower revenues from commercial printing.

News Media Group operating costs decreased 17.3 percent to $542.3 million from $655.7 million. Excluding depreciation, amortization and severance, operating costs decreased 18.6 percent to $489.2 million from $601.2 million as reductions occurred in nearly all major expense categories as a result of cost-saving initiatives, including the closure of C & S. In addition, newsprint expense declined 48.2 percent, with 34.5 percent from lower pricing and 13.7 percent from lower consumption.

Operating profit for the News Media Group was $81.4 million compared with $64.8 million. Excluding depreciation, amortization, severance and special items, operating profit rose 13.3 percent to $156.9 million from $138.5 million, primarily due to lower operating costs. The closure of C & S favorably affected the fourth-quarter 2009 operating profit by approximately $10 million.

About Group

About Group revenues increased 21.8 percent to $36.3 million from $29.8 million due to higher cost-per-click and display advertising.

About Group operating costs decreased 7.6 percent to $18.3 million from $19.8 million. Excluding depreciation and amortization, operating costs decreased 6.2 percent to $15.6 million from $16.6 million mainly because of lower marketing expenses and professional fees, offset in part by higher compensation costs.

Operating profit rose 80.3 percent to $18.0 million from $10.0 million. Excluding depreciation and amortization, operating profit increased 57.2 percent to $20.7 million from $13.2 million, due to higher revenues and lower operating costs.

Corporate

Corporate costs were $20.1 million compared with $11.8 million in the fourth quarter of 2008 mainly due to higher performance-related compensation costs.

The pension curtailment gain of $56.7 million was recognized at Corporate. Therefore, Corporate had an operating profit of $36.6 million for the fourth quarter of 2009 and $2.0 million for the full year.

Other Financial Data

Internet Revenues

Internet businesses include NYTimes.com, About.com, Boston.com and other Company Web sites. In the fourth quarter, total Internet revenues increased 10.3 percent to $102.0 million from $92.5 million, and Internet advertising revenues increased 10.6 percent to $90.6 million from $81.9 million. Internet advertising revenues at the News Media Group increased 4.1 percent to $56.1 million from $53.8 million mainly due to growth in display advertising. In total, Internet businesses accounted for 15.0 percent of the Company’s revenues for the fourth quarter of 2009 versus 12.0 percent for the fourth quarter of 2008.

For 2009, the Company’s Internet revenues decreased 4.1 percent to $337.4 million from $351.6 million for 2008, and Internet advertising revenues decreased 4.6 percent to $294.5 million for 2009 from $308.7 million for 2008. Internet advertising revenues at the News Media Group decreased 10.9 percent to $179.3 million for 2009 from $201.2 million for 2008. In total, Internet businesses accounted for 13.8 percent of the Company’s revenues for 2009 versus 12.0 percent for 2008.

Joint Ventures

Net income from joint ventures was $0.3 million for the fourth quarter of 2009 compared with $1.8 million for the fourth quarter of 2008. Results at the paper mills in which the Company has investments were negatively affected in the fourth quarter of 2009 by lower paper selling prices. For 2009, net income from joint ventures was $20.7 million compared with $17.1 million for 2008.

Interest Expense-net

Interest expense-net increased to $20.9 million from $12.3 million, as a result of higher interest rates on the Company’s debt offset in part by lower average debt outstanding.

Income Taxes

The Company's effective income tax rate was 38.2 percent in the fourth quarter and 58.4 percent for the full year of 2009. The higher tax rate for the year was driven by the impact of certain items, including the reduction of deferred tax asset balances resulting from lower income tax rates on near break-even results.

In 2008, the Company’s effective tax rate was 47.5 percent for the fourth quarter and 8.3 percent for the full year. The 2008 fourth-quarter and full year effective income tax rates were unfavorably affected by non-deductible losses on investments in corporate-owned life insurance policies. For the full year, the effective income tax rate was also unfavorably affected by a non-deductible goodwill impairment charge.

Cash and Total Debt

At the end of the quarter, cash and cash equivalents were approximately $37 million.

The following table details the maturities and carrying values of the Company's debt as of the end of the fourth quarter of 2009.

(in thousands)
2012	4.61% medium-term notes	$75,000
2015	5.0% notes and 14.053% notes	500,000
2019	Option to repurchase ownership interest in headquarters building	250,000
Total		$825,000
Unamortized amounts		(62,535)
Carrying value as of December 27, 2009		$762,465

In addition, the Company had approximately $7 million of capital lease obligations outstanding as of the end of the fourth quarter.

Capital Expenditures

Capital expenditures totaled approximately $8 million in the fourth quarter and approximately $45 million for the full year.

Pension Obligations

The Company’s pension assets benefited from strong performance in 2009.

For accounting purposes on a GAAP basis, based on preliminary results, the underfunded status of the Company’s qualified pension plans improved by approximately $120 million from year-end 2008.

For funding purposes on an ERISA basis, the Company previously disclosed a January 1, 2009 underfunded status for its qualified pension plans of approximately $300 million. This funding gap reflected the use of temporary valuation relief allowed by the U.S. Treasury Department.

As of January 1, 2009, without the valuation relief, the Company’s underfunded status would have been approximately $535 million. Based on preliminary results, the Company estimates a January 1, 2010 underfunded status of $420 million.

The Company does not have mandatory contributions to its sponsored qualified plans in 2010 due to existing funding credits. However, the Company may choose to make discretionary contributions in 2010 to address a portion of this funding gap. At this time, the Company expects to make contributions in the range of $60 to $80 million to its sponsored qualified plans but may adjust this range based on cash flows, pension asset performance, interest rates and other factors. The Company also expects to make contractual contributions of approximately $22 to $28 million in connection with The New York Times Newspaper Guild pension plan.

2010 Expectations

For 2010, approximate expectations are as follows:

  Depreciation and amortization to be $125 to $130 million,
  Capital expenditures to be $40 to $50 million, and
  Interest expense to be $85 to $90 million.

In 2010, the Company expects to see the full-year benefit of several actions it took in 2009, including the consolidation of the plants and amendments to various labor agreements at The Boston Globe, and freezing of various Company-sponsored qualified and non-qualified pension plans, supplemental executive retirement plan and various other non-qualified defined benefit plans.

Conference Call Information

The Company’s fourth-quarter and full-year 2009 earnings conference call will be held on Wednesday, February 10, at 11:00 a.m. E.T. To access the call, dial 877-780-3381 (in the U.S.) and 719-325-2336 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors, and a transcript of the call will also be posted. The archive and transcript will be available for approximately three months.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, February 12. The access code is 5240447.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of national, retail and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2009 revenues of $2.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Fourth Quarter			Full Year
	2009	2008	% Change	2009	2008	% Change
Revenues
Advertising	$398,018	$466,348	-14.7%	$1,336,291	$1,771,033	-24.5%
Circulation	239,330	233,668	2.4%	936,486	910,154	2.9%
Other (a)	43,803	69,483	-37.0%	167,662	258,577	-35.2%
Total	681,151	769,499	-11.5%	2,440,439	2,939,764	-17.0%

Operating costs
Production costs	238,155	326,640	-27.1%	1,021,230	1,310,343	-22.1%
Selling, general and administrative costs	311,320	324,814	-4.2%	1,152,874	1,328,432	-13.2%
Depreciation and amortization	31,258	35,935	-13.0%	133,696	144,301	-7.3%
Total	580,733	687,389	-15.5%	2,307,800	2,783,076	-17.1%

Pension withdrawal (gain)/expense (b)	(1,318)	-	N/A	78,931	-	N/A

Net pension curtailment gain (c)	56,671	-	N/A	53,965	-	N/A

Loss on leases and other (d)	18,270	-	N/A	34,633	-	N/A

Gain on sale of assets (e)	-	-	N/A	5,198	-	N/A

Write-down of assets (f)	4,179	19,158	-78.2%	4,179	197,879	-97.9%

Operating profit/(loss)	135,958	62,952	*	74,059	(41,191)	*

Net income from joint ventures (g)	332	1,798	-81.5%	20,667	17,062	21.1%

Interest expense - net	20,871	12,283	69.9%	81,701	47,790	71.0%

Premium on debt redemption (h)	-	-	N/A	9,250	-	N/A

Income/(loss) from continuing operations before income taxes	115,419	52,467	*	3,775	(71,919)	*

Income tax expense/(benefit)	44,059	24,899	77.0%	2,206	(5,979)	*

Income/(loss) from continuing operations	71,360	27,568	*	1,569	(65,940)	*

Discontinued operations: (i)
(Loss)/income from discontinued operations, net of income taxes	(107)	210	*	(1,156)	302	*
Gain on sale, net of income taxes	19,488	-	N/A	19,488	8,300	*

Income from discontinued operations, net of income taxes	19,381	210	*	18,332	8,602	*

Net income/(loss)	90,741	27,778	*	19,901	(57,338)	*

Net loss/(income) attributable to the noncontrolling interest	178	(130)	*	(10)	(501)	-98.0%

Net income/(loss) attributable to The New York Times Company common stockholders	$90,919	$27,648	*	$19,891	$(57,839)	*

Amounts attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$71,538	$27,438	*	$1,559	$(66,441)	*
Income from discontinued operations	19,381	210	*	18,332	8,602	*
Net income/(loss)	$90,919	$27,648	*	$19,891	$(57,839)	*

Average Number of Common Shares Outstanding:
Basic	144,530	143,791	0.5%	144,188	143,777	0.3%
Diluted	150,189	144,073	4.2%	146,367	143,777	1.8%

Basic Earnings/(Loss) Per Share attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$0.50	$0.19	*	$0.01	$(0.46)	*
Income from discontinued operations	0.13	-	N/A	0.13	0.06	*
Net income/(loss)	$0.63	$0.19	*	$0.14	$(0.40)	*

Diluted Earnings/(Loss) Per Share attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$0.48	$0.19	*	$0.01	$(0.46)	*
Income from discontinued operations	0.13	-	N/A	0.13	0.06	*
Net income/(loss)	$0.61	$0.19	*	$0.14	$(0.40)	*

Dividends Per Share	$-	$0.06	N/A	$-	$0.75	N/A

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Fourth Quarter			Full Year
	2009	2008	% Change	2009	2008	% Change

Revenues
News Media Group	$644,847	$739,692	-12.8%	$2,319,378	$2,824,469	-17.9%
About Group	36,304	29,807	21.8%	121,061	115,295	5.0%
Total	$681,151	$769,499	-11.5%	$2,440,439	$2,939,764	-17.0%

Operating Profit/(Loss)
News Media Group	$81,391	$64,805	25.6%	$21,163	$(30,947)	*
About Group	17,971	9,969	80.3%	50,881	39,390	29.2%
Corporate	36,596	(11,822)	*	2,015	(49,634)	*
Total	$135,958	$62,952	*	$74,059	$(41,191)	*

Operating Profit/(Loss) Before Depreciation & Amortization, Severance & Special Items (j)
News Media Group	$156,942	$138,511	13.3%	$311,776	$370,737	-15.9%
About Group	20,718	13,182	57.2%	62,326	52,038	19.8%
Corporate	(20,075)	(9,560)	*	(53,873)	(40,811)	32.0%
Total	$157,585	$142,133	10.9%	$320,229	$381,964	-16.2%

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2009
	Fourth Quarter	% Change vs. 2008	Full Year	% Change vs. 2008

The New York Times Media Group
Advertising	$251,239	-14.1%	$797,298	-25.3%
Circulation	174,934	2.1%	683,445	2.3%
Other	26,463	-47.3%	101,118	-44.0%
Total	$452,636	-11.9%	$1,581,861	-17.5%

New England Media Group
Advertising	$62,587	-20.3%	$230,886	-27.6%
Circulation	43,536	8.5%	167,998	8.9%
Other	10,909	-11.3%	41,710	-17.1%
Total	$117,032	-10.6%	$440,594	-15.9%

Regional Media Group
Advertising	$49,695	-26.1%	$192,924	-30.2%
Circulation	20,860	-6.3%	85,043	-3.2%
Other	4,624	-10.7%	18,956	-5.1%
Total	$75,179	-20.6%	$296,923	-22.7%

Total News Media Group
Advertising	$363,521	-17.1%	$1,221,108	-26.6%
Circulation	239,330	2.4%	936,486	2.9%
Other (a)	41,996	-38.0%	161,784	-35.5%
Total	$644,847	-12.8%	$2,319,378	-17.9%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2009
	Fourth Quarter	% Change vs. 2008	Full Year	% Change vs. 2008

News Media Group
National	$213,273	-11.6%	$667,732	-22.1%
Retail	90,300	-22.7%	301,075	-24.3%
Classified:
Help-Wanted	8,838	-35.3%	39,605	-54.5%
Real Estate	16,648	-36.5%	76,876	-43.9%
Automotive	11,167	-21.1%	44,418	-35.7%
Other	12,888	-8.5%	52,924	-18.1%
Total Classified	49,541	-27.3%	213,823	-40.2%
Other	10,407	-15.3%	38,478	-23.2%
Total News Media Group	363,521	-17.1%	1,221,108	-26.6%

About Group	34,497	23.0%	115,183	7.1%

Total Company	$398,018	-14.7%	$1,336,291	-24.5%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing, digital archives, rental income and direct mail advertising services. In 2008, other revenues also included revenues from delivering third-party publications at City & Suburban, which was closed in early January 2009.

(b)	In 2009, the Company recorded a $78.9 million charge for estimated pension withdrawal obligations under several multi-employer pension plans. The charge is a result of amendments to various collective bargaining agreements at The Boston Globe that allowed the withdrawal from these multi-employer plans and for a pension withdrawal obligation under a multi-employer pension plan related to the closure of City & Suburban.

(c)	In 2009, the Company recorded a net pension curtailment gain of $54.0 million, of which $56.7 million was recorded in the fourth quarter of 2009 resulting from the freezing of benefits under various Company-sponsored qualified and non-qualified pension plans.

(d)	In the fourth quarter of 2009, the Company recorded an $18.3 million charge for a loss on leases ($14.8 million) and a fee for the early termination of a third-party printing contract ($3.5 million). The lease charge includes an $8.3 million loss on a lease for office space at The New York Times Media Group as well as an adjustment of $6.5 million to the estimated loss on leases recorded in the first quarter ($16.3 million) associated with the City & Suburban closing.

(e)	In the third quarter of 2009, the Company recorded a gain on the sale of surplus real estate assets of $5.2 million at the Regional Media Group.

(f)

Fourth Quarter 2009

The Company recorded a $4.2 million charge for a write-down of assets due to the reduced scope of a systems project at the News Media Group.

Fourth Quarter 2008

The Company's annual impairment test resulted in a non-cash impairment charge of $19.2 million in 2008 related to the write-down of an intangible asset at the International Herald Tribune, whose results are included in The New York Times Media Group, which is part of the News Media Group reportable segment.

Third Quarter 2008

The Company recorded a non-cash charge of $160.4 million for the write-down of property, plant and equipment, intangible assets and goodwill at the New England Media Group, which is part of the News Media Group reportable segment.

First Quarter 2008

The Company recorded a non-cash charge of $18.3 million for the write-down of assets for a systems project at the News Media Group. The Company reduced the scope of a major advertising and circulation project to decrease capital spending, which resulted in the write-down of previously capitalized costs.

(g)	In the third quarter of 2008, the Company recorded a $5.6 million non-cash charge for a reduction in the carrying value of the Company's equity investment in Metro Boston LLC.

(h)	In the second quarter of 2009, the Company recorded a $9.3 million charge for a premium on the redemption of the Company's $250.0 million of notes, which was completed in April 2009.

(i)

In the fourth quarter of 2009, the Company sold WQXR-FM, its New York City classical radio station. The results for WQXR-FM, which had previously been included in The New York Times Media Group, are now classified as discontinued operations for all periods presented.
In 2008, the Broadcast Media Group, which the Company sold in May 2007, had net income from discontinued operations of $8.3 million due to a reduction in income taxes on the gain on the sale and post-closing adjustments to the gain on sale recorded in 2007.
Results for WQXR-FM and the Broadcast Media Group, included within discontinued operations, for the fourth quarter and full year of 2009 and 2008 are as follows:

	Fourth Quarter		Full Year
	2009	2008	2009	2008
Revenues	$222	$2,555	$5,062	$9,092
Pre-tax (loss)/income	$(178)	$386	$(2,020)	$555
Income tax (benefit)/expense	(71)	176	(864)	253
(Loss)/income from discontinued operations, net of income taxes	(107)	210	(1,156)	302
Gain on sale, net of income taxes:
Gain/(loss) on sale	34,914	-	34,914	(565)
Income tax expense/(benefit)	15,426	-	15,426	(8,865)
Gain on sale, net of income taxes	19,488	-	19,488	8,300
Income from discontinued operations, net of income taxes	$19,381	$210	$18,332	$8,602
(j)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit/(loss) to operating profit/(loss) before depreciation, amortization, severance and special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share (EPS) from continuing operations excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance, and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted EPS from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted EPS from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items is useful in evaluating the Company’s ongoing cash-generating ability as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted EPS from continuing operations, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.
Reconciliation of diluted EPS from continuing operations excluding severance and special items

	Fourth Quarter
	2009	2008	% Change

Diluted EPS from continuing operations	$0.48	$0.19	*

Add:

Severance	0.10	0.10

Special items:
Net pension curtailment gain	(0.22)	-
Loss on leases and other	0.07	-
Write-down of assets	0.01	0.07

Diluted EPS from continuing operations excluding severance and special items	$0.44	$0.36	22.2%
Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Fourth Quarter 2009
	News Media Group	About Group	Corporate	Total Company

Operating profit	$81,391	$17,971	$36,596	$135,958

Add:

Depreciation & amortization	28,511	2,747	-	31,258

Severance	24,591	-	-	24,591

Special items:
Net pension curtailment gain	-	-	(56,671)	(56,671)
Loss on leases and other	18,270	-	-	18,270
Write-down of assets	4,179	-	-	4,179

Operating profit/(loss) before depreciation & amortization, severance and special items	$156,942	$20,718	$(20,075)	$157,585

	Fourth Quarter 2008
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$64,805	$9,969	$(11,822)	$62,952

Add:

Depreciation & amortization	30,460	3,213	2,262	35,935

Severance	24,088	-	-	24,088

Special item:
Write-down of assets	19,158	-	-	19,158

Operating profit/(loss) before depreciation & amortization, severance and a special item	$138,511	$13,182	$(9,560)	$142,133

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	25.6%	80.3%	*	*

Add:

Depreciation & amortization	-6.4%	-14.5%	N/A	-13.0%

Severance	2.1%	N/A	N/A	2.1%

Special items:
Net pension curtailment gain	N/A	N/A	N/A	N/A
Loss on leases and other	N/A	N/A	N/A	N/A
Write-down of assets	-78.2%	N/A	N/A	-78.2%

Operating profit/(loss) before depreciation & amortization, severance and special items	13.3%	57.2%	*	10.9%

* Represents an increase or decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Full Year 2009
	News Media Group	About Group	Corporate	Total Company

Operating profit	$21,163	$50,881	$2,015	$74,059

Add:

Depreciation & amortization	122,609	11,087	-	133,696

Severance	52,753	358	783	53,894

Special items:
Pension withdrawal expense	78,931	-	-	78,931
Net pension curtailment expense/(gain)	2,706	-	(56,671)	(53,965)
Loss on leases and other	34,633	-	-	34,633
Write-down of assets	4,179	-	-	4,179
Gain on sale of assets	(5,198)	-	-	(5,198)

Operating profit/(loss) before depreciation & amortization, severance and special items	$311,776	$62,326	$(53,873)	$320,229

	Full Year 2008
	News Media Group	About Group	Corporate	Total Company

Operating (loss)/profit	$(30,947)	$39,390	$(49,634)	$(41,191)

Add:

Depreciation & amortization	124,254	12,251	7,796	144,301

Severance	79,551	397	1,027	80,975

Special item:
Write-down of assets	197,879	-	-	197,879
Operating profit/(loss) before depreciation & amortization, severance and a special item	$370,737	$52,038	$(40,811)	$381,964

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	*	29.2%	*	*

Add:

Depreciation & amortization	-1.3%	-9.5%	N/A	-7.3%

Severance	-33.7%	-9.8%	-23.8%	-33.4%

Special items:
Pension withdrawal expense	N/A	N/A	N/A	N/A
Net pension curtailment expense/(gain)	N/A	N/A	N/A	N/A
Loss on leases and other	N/A	N/A	N/A	N/A
Write-down of assets	-97.9%	N/A	N/A	-97.9%
Gain on sale of assets	N/A	N/A	N/A	N/A

Operating profit/(loss) before depreciation & amortization, severance and special items	-15.9%	19.8%	32.0%	-16.2%

* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	Fourth Quarter			Full Year
	2009	2008	% Change	2009	2008	% Change

Total Company

Operating costs	$580,733	$687,389	-15.5%	$2,307,800	$2,783,076	-17.1%

Less:

Depreciation & amortization	31,258	35,935		133,696	144,301

Severance	24,591	24,088		53,894	80,975

Operating costs before depreciation & amortization and severance	524,884	627,366	-16.3%	2,120,210	2,557,800	-17.1%

Less:

Raw materials	36,038	68,837		166,387	250,843

Operating costs before depreciation & amortization, severance and raw materials	$488,846	$558,529	-12.5%	$1,953,823	$2,306,957	-15.3%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	Fourth Quarter			Full Year
	2009	2008	% Change	2009	2008	% Change

News Media Group

Operating costs	$542,325	$655,729	-17.3%	$2,182,964	$2,657,537	-17.9%

Less:
Depreciation & amortization	28,511	30,460		122,609	124,254

Severance	24,591	24,088		52,753	79,551

Operating costs before depreciation & amortization and severance	$489,223	$601,181	-18.6%	$2,007,602	$2,453,732	-18.2%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	Fourth Quarter			Full Year
	2009	2008	% Change	2009	2008	% Change

About Group

Operating costs	$18,333	$19,838	-7.6%	$70,180	$75,905	-7.5%

Less:

Depreciation & amortization	2,747	3,213		11,087	12,251

Severance	-	-		358	397

Operating costs before depreciation & amortization and severance	$15,586	$16,625	-6.2%	$58,735	$63,257	-7.1%

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
Paula Schwartz, 212-556-4317
paula.schwartz@nytimes.com